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                                                               EXHIBIT 99.(a)(5)

This announcement is neither an offer nor a solicitation of an offer to sell Interests. Each Offer is being made solely by the Offer to Purchase of Walton Street Capital Acquisition Co., L.L.C., and is not being made to, nor will tenders be accepted from or on behalf of, Limited Partners residing in any jurisdiction in which making or accepting the Offer would violate that jurisdiction's laws.

                     NOTICE OF OFFER TO PURCHASE FOR CASH:

 UP TO 13,502 INTERESTS OF LIMITED PARTNERSHIP OF BALCOR EQUITY PROPERTIES LTD.
                                    - VIII,
                            AT $165 NET PER INTEREST

  UP TO 16,851 INTERESTS OF LIMITED PARTNERSHIP OF BALCOR EQUITY PROPERTIES -
                                     XII,
                            AT $164 NET PER INTEREST

UP TO 33,360 INTERESTS OF LIMITED PARTNERSHIP OF BALCOR REALTY INVESTORS LTD. -
                                      82,
                            AT $87 NET PER INTEREST

 UP TO 33,752 INTERESTS OF LIMITED PARTNERSHIP OF BALCOR REALTY INVESTORS - 83,
                            AT $136 NET PER INTEREST

 UP TO 63,000 INTERESTS OF LIMITED PARTNERSHIP OF BALCOR REALTY INVESTORS - 84,
                            AT $84 NET PER INTEREST

 UP TO 37,214 INTERESTS OF LIMITED PARTNERSHIP OF BALCOR REALTY INVESTORS 85 -
                                   SERIES I,
          A REAL ESTATE LIMITED PARTNERSHIP, AT $185 NET PER INTEREST

 UP TO 26,591 INTERESTS OF LIMITED PARTNERSHIP OF BALCOR REALTY INVESTORS 85 -
                                  SERIES III,
          A REAL ESTATE LIMITED PARTNERSHIP, AT $164 NET PER INTEREST

 UP TO 26,906 INTERESTS OF LIMITED PARTNERSHIP OF BALCOR REALTY INVESTORS 86 -
                                   SERIES I,
           A REAL ESTATE LIMITED PARTNERSHIP, AT $77 NET PER INTEREST

  UP TO 33,297 INTERESTS OF LIMITED PARTNERSHIP OF IDS/BALCOR INCOME PARTNERS,
          A REAL ESTATE LIMITED PARTNERSHIP, AT $127 NET PER INTEREST

                                       BY
                 WALTON STREET CAPITAL ACQUISITION CO., L.L.C.

         Walton Street Capital Acquisition Co., L.L.C., a Delaware limited liability company ("Purchaser"), is offering to purchase up to: (i) 13,502 of the outstanding Limited Partnership Interests of Balcor Equity Properties Ltd.
- VIII, an Illinois Limited Partnership ("Balcor VIII"), held by the Limited Partners of Balcor VIII at a purchase price of $165.00 per Interest; (ii) 16,851 of the outstanding Interests of Limited Partnership of Balcor Equity Properties - XII, an Illinois Limited Partnership ("Balcor XII"), held by the Limited Partners of Balcor XII at a purchase price of $164.00 per Interest;
(iii) 33,360 of the outstanding Interests of Limited Partnership of Balcor Realty Investors Ltd. - 82, an Illinois Limited Partnership ("Balcor 82"), held by the Limited Partners of Balcor 82 at a purchase price of $87.00 per Interest; (iv) 33,752 of the outstanding Interests of Limited Partnership of Balcor Realty Investors - 83, an Illinois Limited Partnership ("Balcor 83"), held by the Limited Partners of Balcor 83 at a purchase price of $136.00 per Interest; (v) 63,000 of the outstanding Interests of Limited Partnership of Balcor Realty Investors - 84, an Illinois Limited Partnership ("Balcor 84"), held by the Limited Partners of Balcor 84 at a purchase price of $84.00 per Interest; (vi) 37,214 of the outstanding Interests of Limited Partnership of Balcor Realty Investors 85 - Series I, A Real Estate Limited Partnership, an Illinois Limited Partnership ("Balcor 85-I"), held by the Limited Partners of Balcor 85-I at a purchase price of $185.00 per Interest; (vii) 26,591 of the outstanding Interests of Limited Partnership of Balcor Realty Investors 85 - Series III, A Real Estate Limited Partnership, an Illinois Limited Partnership ("Balcor 85-III"), held by the Limited Partners of Balcor 85-III at a purchase price of $164.00 per Interest; (viii) 26,906 of the outstanding Interests of Limited Partnership of Balcor Realty Investors 86 - Series I, A Real Estate Limited Partnership, an Illinois Limited Partnership ("Balcor 86-I"), held by the Limited Partners of Balcor 86-I at a purchase price of $77.00 per Interest; and (ix) 33,297 of the outstanding Interests of Limited Partnership of IDS/Balcor Income Partners, A Real Estate Limited Partnership, a Delaware Limited Partnership ("IDS/Balcor"), held by the Limited Partners of IDS/Balcor at a purchase price of $127.00 per Interest (each of the Defined Terms a "Partnership" and collectively the "Partnerships"), in each case, without interest, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase with respect to each Partnership dated November 16, 1995 and in the related Letter of Acceptance with respect to each Partnership (which, together with any amendments of supplements thereto, constitute the "Offer").

              THE OFFER, PRORATION PERIOD, AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON DECEMBER 15, 1995, UNLESS THE OFFER IS EXTENDED.

         The Purchaser is making each Offer for investment purposes. Although the Purchaser does not intend to change current management or the operation of the Partnership and has no current plans for any extraordinary transaction involving one or more of the Partnerships, these plans could change in the future. The Purchaser has been organized for the purpose of making the Offer.
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         The Offer will expire at 12:00 midnight, Eastern Standard Time, on
December 15, 1995, unless and until the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open (such date and time, as extended, the "Expiration Date").

         If the Purchaser makes a material change in the terms of the Offer, or if it waives a material condition to the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The minimum period during which an offer must remain open following any material change in the terms of the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances including the materiality of the change with respect to a change in price or, subject to certain limitations or a change in the percentage of securities sought. If prior to the Expiration Date, the Purchaser increases (other than increases of not more than two percent of the outstanding Interests) or decreases the number of Interests being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to Limited Partners, the Offer will be extended at least until the expiration of such ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Standard time.

         The Purchaser will be deemed to have accepted for payment and thereby purchased, Interests validly tendered and not withdrawn, if and when the Purchaser gives oral notice confirmed in writing or written notice to The Herman Group, Inc. as Depositary ("Depositary"), of the Purchaser's acceptance for payment of such Interests pursuant to the Offer. In all cases payment for the Interests purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Acceptance (or facsimile thereof) with any required signature guarantees and any other documents required by the Letter of Acceptance.

         Tenders of Interests made pursuant to the Offer are irrevocable, except that Limited Partners who tender their Interests in response to the Offer will have the right to withdraw their tendered Interests at any time prior to the Expiration Date or at the latest time and date at which the Offer is extended by sending a written or facsimile transmission notice of withdrawal to the Depositary specifying, among other things, the name(s) of the person(s) who tendered the Interests to be withdrawn. In addition, tendered Interests may be withdrawn at any time after January 14, 1995, unless the tender has theretofore been accepted for payment as provided above.

         If tendering Limited Partners tender more than the number of Interests that the Purchaser seeks to purchase pursuant to an Offer, the Purchaser will take into account the number of Interests so tendered and take up and pay for as many as may be pro rata, disregarding fractions, according to the number of Interests tendered by each tendering Limited Partner during the period during which such Offer remains open with appropriate adjustments to avoid purchases that would violate the applicable Partnership Agreement.

         The terms of the Offer are more fully set forth in the Offers to Purchase and related Letters of Acceptance (the "Tender Offer Documents") which may be obtained by written request to the Depositary as set forth below, with copies furnished at the Purchaser's cost. The Tender Offer Documents contain terms and conditions and the information required by Rule 14d-6(1)(vii) under the Exchange Act which are incorporated herein by reference. A request has been made to each Partnership's general partner pursuant to Rule 14d-5 under the Exchange Act for the use of its list of Limited Partners for the purpose of disseminating the Offer to Limited Partners. Upon compliance by the Partnership with such request, the Tender Offer Documents and, if required, other relevant materials will be mailed to record holders of Interests, beneficial owners in the case of Interests owned by Individual Retirement Accounts or qualified plans, and to the extent known by the Purchaser, persons who have purchased Interests but have not yet been reflected as Limited Partners on the books and records of the Partnerships.

         THE TENDER OFFER DOCUMENTS CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE DEPOSITARY LISTED BELOW.

                        The Depositary for the Offer is:
                             THE HERMAN GROUP, INC.
                           13760 NOEL ROAD, SUITE 320
                              DALLAS, TEXAS 75240
                                 (800) 747-2979

NOVEMBER 16, 1995